Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No.333-263313) on Form S-4EF, as amended on (i) Form S-4/A, (ii) Post-Effective Amendment No. 1 on Form S-8, and (iii) Post-Effective Amendment No. 2 on Form S-3, of Princeton Bancorp, Inc. of our reports dated March 13, 2026, relating to our audits of the consolidated financial statements and effectiveness of internal control over financial reporting of Princeton Bancorp, Inc. appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 13, 2026